Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS FIRST QUARTER 2026 RESULTS:

•
REVENUE OF $121.8 MILLION, DOWN 12% SEQUENTIALLY AND FLAT YEAR-OVER-YEAR
•
OPERATING INCOME OF $1.9 MILLION; EX-ITEMS, $6.6 MILLION, DOWN 58% SEQUENTIALLY AND 44% YEAR-OVER-YEAR
•
GAAP LOSS PER SHARE OF $0.02; EPS EX-ITEMS OF $0.06, DOWN 72% SEQUENTIALLY AND 58% YEAR-OVER-YEAR
•
FREE CASH FLOW OF $0.5 MILLION
•
NET DEBT INCREASED BY $3.9 MILLION; LEVERAGE RATIO AT 1.20
•
COMPANY REPURCHASED 51,781 SHARES OF COMMON STOCK, FOR $0.9 MILLION AGGREGATE PURCHASE PRICE
•
COMPANY ANNOUNCES Q2 2026 QUARTERLY DIVIDEND

HOUSTON (April 29, 2026)—Core Laboratories Inc. (NYSE: "CLB") ("Core," "Core Lab," or the "Company") reported first quarter 2026 revenue of $121,800,000. Core’s operating income was $1,900,000, with a loss per diluted share of $0.02, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $6,600,000, yielding operating margins of over 5% and earnings per diluted share (“EPS”), ex-items, of $0.06. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s CEO, Larry Bruno, stated, “First and foremost, our thoughts remain with our employees and their families across our Middle East operations during this period of heightened geopolitical instability. As we continue to prioritize the safety of our people, the conflict has impacted client activity, project timelines, and operations across the region, factors that materially affected Core Lab’s first quarter operating results. For Reservoir Description, and for the service part of Production Enhancement, operational disruptions in the Middle East were extensive, including: 1) client office closures and delayed progression of client projects, 2) suspension of field access for sample acquisition and wellsite services, and 3) halted maritime transportation of crude oil, natural gas, and derived products. In addition, completion product deliveries into the region for Production Enhancement were also delayed. Core Lab has persevered through previous conflicts in the Middle East, and I am fully confident that we will again. As we have in the past, the Company and its dedicated employees remain committed to servicing our long-standing clients throughout this vital region. The ongoing conflict in Russia-Ukraine and severe weather events across North America and Europe also disrupted client activity and operations, creating additional headwinds for the first quarter. Despite these near-term challenges, Core remains focused on delivering long-term shareholder value through disciplined execution and continued innovation, including the advancement and commercialization of next-generation technologies that have gained early client adoption across multiple regions.”

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the United States. Revenue for Reservoir Description in the first quarter of 2026 was $81,900,000, down 11% sequentially and up slightly from last year. Operating income on a GAAP basis was $1,100,000. Operating income, ex-items, was $4,800,000, with operating margins of 6%. The first quarter of 2026 was negatively impacted by two primary factors: 1) the conflict in the Middle East, and 2) severe weather events across North America, and the Mediterranean region, which also disrupted client operations and the demand for laboratory services in the quarter. As global consumption has remained resilient throughout the conflict, Core anticipates a strong rebound in the global maritime transportation and trade of hydrocarbon cargoes, and the associated demand for the Company’s assay laboratory work.

Although client activities in and around the Middle East were negatively impacted by the ongoing geopolitical conflict, other regions across the globe continue to be active and growing. For example, during the first quarter of 2026, Core Lab supported multiple reservoir characterization programs for major operators on Alaska’s North Slope, focused on development planning and reserve calculations in complex, low-resistivity, low-contrast reservoir systems. These technically challenging North Slope operations require specialized expertise, beginning with the Company’s proprietary wellsite handling protocols. Core Lab’s wellsite procedures mitigate the risks of inaccurate reserve assessments and suboptimal development decisions. Immediately upon reaching the Company’s laboratory in Anchorage, Core’s proprietary NITRO℠ (Non-Invasive Technologies for Reservoir Optimization) workflow was applied to core samples that were evaluated through advanced CT scanning. This non-destructive technology allowed Core Lab to quickly assess core integrity and identify lithologic heterogeneities. The CT technology also facilitated sample selection in advance of traditional physical laboratory measurements. By preserving data integrity from the time the core reaches the rig floor and throughout laboratory processing, Core provides its clients with high-confidence reservoir insights that help de-risk field development plans, improve reserve estimates, and support more informed capital investment decisions.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional oil and gas reservoirs in the U.S., as well as conventional and unconventional projects across the globe, posted first quarter 2026 revenue of $39,900,000, down 13% sequentially and 7% year-over-year. Operating income for the first quarter on a GAAP basis was $800,000. Operating income, ex-items was $1,800,000, yielding operating margins of 5%. Over the past several years, U.S. land drilling and completion activity has been seasonally low in the first quarter of each year, and in the first quarter of 2026 the average number of active frac fleets was at its lowest level in the last five years. Additionally, freezing temperatures in North America, which extended into the southern states, shut down well completion activity for a period of time during the first quarter, and also resulted in the temporary closure of Core’s completion product manufacturing facilities. Product shipments to international markets are typically larger bulk orders, which were down sequentially, and can vary from quarter to quarter. The Middle East conflict disrupted and delayed product shipments into the region in the first quarter. The headwinds in the first quarter of 2026 were partially offset by increased adoption of Core Lab’s diagnostic services by clients operating in the

Gulf of America and international markets. The Company has continued to have success with these proprietary diagnostic technologies and is actively pursuing expansion of these service offerings in international markets, such as North and West Africa and South America.

In the fourth quarter of 2025, Core Lab advanced its Radio Frequency (“RF”) safe product portfolio with the commercial release of its proprietary RF-5TF™ detonator. RF‑safe detonators allow operators and service companies to conduct perforating operations with reduced wellsite risk by maintaining immunity to RF energy sources and stray voltage. This technology enables normal rig activities while minimizing the potential for unintended initiation. This next generation, proprietary design eliminates field assembly, thus reducing wellsite handling and wiring complexities. Following successful field trials in the first quarter of 2026, Core Lab’s RF-5TF™ has been adopted across parts of the Eastern Hemisphere, including the Middle East, Asia, Europe, and the United Kingdom. On these deployments, the system achieved a 100% operational success rate in a wide range of onshore and offshore operating environments. Based on this performance, multiple service and operating companies have selected the RF-5TF™ as their preferred RF-safe detonator solution.

Also during the first quarter, Core Lab’s proprietary PackScan® density logging technology played a critical role in helping an offshore Trinidad operator de-risk a high-value completion and avoid a potential multi-million-dollar well failure. Successful offshore cased-hole gravel pack completions require the sand control screen to be completely packed with gravel, leaving no annular voids that could compromise well integrity and long-term hydrocarbon production. Using Core Lab’s proprietary washpipe-deployed PackScan® density logging tool, the operator was able to determine that no effective gravel pack had been placed, likely due to gravel loss to the lower portion of the well. Leveraging this diagnostic insight, the operator was able to intervene before bringing the well online. The client removed and replaced the sand control completion hardware and executed a second gravel pack operation. A follow-up PackScan® run confirmed a successful gravel pack, enabling the operator to proceed confidently with production operations, while significantly reducing the risk of costly remedial work and deferred hydrocarbon production. This application highlights the differentiated value of Core Lab’s completion diagnostics portfolio in helping clients protect capital investments, improve completion reliability, and support long-term production performance in complex offshore environments across the globe.

Liquidity, Free Cash Flow, Share Repurchases, and Dividend

Core continues to focus on maximizing free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the first quarter of 2026, cash from operations was $4,000,000 and capital expenditures associated with operations were $3,500,000, yielding FCF of $500,000. The Company’s days sales outstanding increased from 69 days in the fourth quarter to 74 days for the first quarter of 2026, primarily driven by the conflict in the Middle East, which impacted both revenue and collection efforts for the quarter.

As mentioned in the Company’s prior earnings releases, in February 2024, fire damaged a building on the campus of Core Lab’s Advanced Technology Center in Aberdeen, Scotland. Losses caused by the fire are covered by Core Lab’s property and casualty insurance. Insurance proceeds and the capital expenditures associated with replacing the equipment and restoring the building are disclosed separately in the investing section of the cash flow statement. Capital expenditures associated with these items were $1,400,000 for the first quarter of 2026, and are not included in the calculation of FCF.

In the first quarter of 2026, Core Lab repurchased 51,781 shares at an aggregate purchase price of approximately $900,000.

As of March 31, 2026, Core’s net debt (defined as long-term debt less cash and cash equivalents) was $94,200,000, increasing by $3,900,000 during the quarter. Also, during the first quarter of 2026, the Company’s leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) was at 1.20. The Company remains focused on executing its strategic business initiatives and continues to evaluate allocation of capital to reduce debt and other uses of free cash to return value to shareholders.

On February 4, 2026, Core’s Board of Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on March 9, 2026, to shareholders of record on February 16, 2026

On April 29, 2026, the Board approved a cash dividend of $0.01 per share of common stock, payable on June 1, 2026, to shareholders of record on May 11, 2026.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promotes capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield services companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total shareholder return. Using Bloomberg’s formula, Core Lab’s ROIC for the first quarter of 2026 was 9.1%.

Industry and Core Lab Outlook and Guidance

The IEA, EIA, and OPEC are projecting global crude oil demand growth in 2026 of approximately 0.6 to 1.4 million barrels per day, supporting constructive long-term market fundamentals despite near-term volatility. The IEA also continues to highlight that accelerating natural decline rates in existing producing fields remain a significant long-term supply risk, reinforcing the need for sustained investment. Recent disruptions, including the closure of the Strait of Hormuz and damage to regional refining infrastructure, have reduced global crude oil supply by approximately 20%. These geopolitical events are likely to support the need for new oil and gas developments to address energy security risks. In the U.S., year-over-year production growth is expected to remain measured as capital discipline and maturing shale plays offset efficiency gains. Combined, these trends suggest new hydrocarbon exploration will come from international, offshore conventional reservoir targets.

In the near term, geopolitical instability in the Middle East, sanctions, and evolving trade policies, along with OPEC+ production decisions will continue to contribute to market volatility. However, a multi-year cycle of international, offshore exploration and development activity will be required to support future demand. Core Lab maintains a constructive multi-year outlook and is positioned to support ongoing client investment needs.

Recent changes in client activity levels across the Middle East are directly impacting Core’s operations. Client-driven project disruptions have led to delays in project execution and logistical constraints. For Core Lab, the disruption of hydrocarbon trading routes extends beyond the Middle East region and into the Company’s global lab network, which services the maritime transportation and trading of crude oil, natural gas, and refined products. The impact has been more pronounced in Reservoir Description and the service side of Production Enhancement due to Core Lab’s unique role supporting regional client studies, reservoir rock and fluid characterization, completion diagnostics, and hydrocarbon assay testing. These services rely on predictable field access, sample movement, and laboratory operations. Production Enhancement products have been comparatively less affected; however, shipments of energetic systems into certain countries have experienced delays.

U.S. land completion activity is expected to remain below prior-year levels, with modest improvement likely driven by small- to mid-sized operators. Growth in demand for Core’s diagnostic services, production optimization technologies, and proprietary energetic systems are expected to partially offset softer year-over-year U.S. onshore activity. However, costs for certain imported raw materials used in Production Enhancement continue to increase and remain subject to tariffs and supply chain volatility.

Client discussions indicate that international projects outside the Middle East are proceeding; however, circumstances in the Middle East create difficulty in forecasting the pace and timing of activity recovery for the affected region. Collectively, these factors support expectations for modest sequential operational improvement for Core Lab.

Reservoir Description’s second quarter 2026 revenue is projected to range from $77,500,000, to $82,500,000, with operating income of $3,500,000 to $5,375,000. Production Enhancement’s second quarter revenue is estimated to range from $45,500,000 to $48,500,000, with operating income of $2,800,000 to $4,700,000. Core’s second quarter 2026 revenue is projected to range from $123,000,000 to $131,000,000, with operating income of $6,400,000 to $10,200,000, yielding operating margins of approximately 7%. EPS for the second quarter of 2026 is expected to be $0.06 to $0.12.

The Company’s guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange, and assumes an effective tax rate of 25%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's first quarter 2026 earnings announcement. The call will begin at 7:30 a.m. CDT / 8:30 a.m. EDT on Thursday, April 30, 2026. To log on to the listen-only webcast, visit www.corelab.com/investors 15 minutes before the start of the call. For those not available to listen to the live webcast, a replay and transcript will be available on the Company’s website shortly after the call. Analysts may contact investor.relations@corelab.com for conference call dial-in information.

Core Laboratories Inc. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements Core Lab makes, includes forward-looking statements regarding the Company’s future revenue, profitability, business strategies and developments, demand for the Company’s products and services and for products and services of the oil and gas industry generally, made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the impact of tariffs, supply chain disruptions, trade policies and sanctions, international civil unrest or geopolitical tensions, including the continuing armed conflict between Russia and Ukraine, escalation of military conflict between the United States, Israel and Iran, and political conditions in South America, most recently in Venezuela, severe weather events, the severity and duration of public health crises, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations

Phone: +1 713 328 6210

E-mail: investor.relations@corelab.com

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	March 31, 2026	December 31, 2025	March 31, 2025	vs. Q4-25	vs. Q1-25
REVENUE	$121,797	$138,255	$123,585	(11.9)%	(1.4)%

OPERATING EXPENSES:
Costs of services and product sales	102,073	109,516	99,469	(6.8)%	2.6%
General and administrative expense	14,718	10,631	13,647	38.4%	7.8%
Depreciation and amortization	3,764	3,668	3,717	2.6%	1.3%
Other (income) expense, net	(645)	(1,392)	2,335	NM	NM
Total operating expenses	119,910	122,423	119,168	(2.1)%	0.6%

OPERATING INCOME	1,887	15,832	4,417	(88.1)%	(57.3)%
Interest expense	2,891	2,609	2,602	10.8%	11.1%
Income (loss) before income taxes	(1,004)	13,223	1,815	NM	NM
Income tax (benefit) expense	(251)	8,094	1,746	NM	NM
Net income (loss)	(753)	5,129	69	NM	NM
Net income attributable to non-controlling interest	36	181	223	NM	NM
Net income (loss) attributable to Core Laboratories Inc.	$(789)	$4,948	$(154)	NM	NM

Diluted earnings (loss) per share	$(0.02)	$0.11	$—	NM	NM

Diluted earnings (loss) per share attributable to Core Laboratories Inc.	$(0.02)	$0.11	$—	NM	NM

Weighted average common shares outstanding - assuming dilution	46,073	46,697	46,773	(1.3)%	(1.5)%

Effective tax rate	25%	61%	96%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$81,931	$92,282	$80,897	(11.2)%	1.3%
Production Enhancement	39,866	45,973	42,688	(13.3)%	(6.6)%
Consolidated	$121,797	$138,255	$123,585	(11.9)%	(1.4)%

Operating income:
Reservoir Description	$1,146	$12,823	$2,339	(91.1)%	(51.0)%
Production Enhancement	804	3,025	1,503	(73.4)%	(46.5)%
Corporate and Other	(63)	(16)	575	NM	NM
Consolidated	$1,887	$15,832	$4,417	(88.1)%	(57.3)%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

			% Variance
ASSETS:	March 31, 2026	December 31, 2025	vs. Q4-25

Cash and cash equivalents	$22,819	$22,702	0.5%
Accounts receivable, net	108,277	113,528	(4.6)%
Inventories	57,784	54,496	6.0%
Other current assets	25,491	23,939	6.5%
Total current assets	214,371	214,665	(0.1)%

Property, plant and equipment, net	99,985	99,447	0.5%
Right of use assets	54,708	54,346	0.7%
Intangibles, goodwill and other long-term assets, net	218,664	215,552	1.4%
Total assets	$587,728	$584,010	0.6%

LIABILITIES AND EQUITY:

Accounts payable	$39,982	$37,275	7.3%
Short-term operating lease liabilities	12,097	11,456	5.6%
Other current liabilities	52,655	57,284	(8.1)%
Total current liabilities	104,734	106,015	(1.2)%

Long-term debt, net	114,460	110,255	3.8%
Long-term operating lease liabilities	41,285	42,309	(2.4)%
Other long-term liabilities	52,105	53,223	(2.1)%

Total equity	275,144	272,208	1.1%
Total liabilities and equity	$587,728	$584,010	0.6%

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(753)	$69
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	5,032	4,159
Depreciation and amortization	3,764	3,717
Deferred income taxes	(3,719)	(1,817)
Accounts receivable	5,010	(6,606)
Inventories	(3,456)	(272)
Accounts payable	2,847	2,971
Other adjustments to net income	(4,760)	4,439
Net cash provided by operating activities	3,965	6,660

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures - operations	(3,448)	(2,785)
Capital expenditures - rebuilding of Aberdeen facility	(1,443)	(794)
Net proceeds from insurance recovery - Aberdeen facility	—	3,121
Other investing activities	1,500	1,230
Net cash provided by (used in) investing activities	(3,391)	772

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(62,000)	(15,000)
Proceeds from long-term debt	66,000	13,000
Dividends paid	(460)	(469)
Repurchase of common stock	(3,997)	(2,022)
Other financing activities	—	9
Net cash used in financing activities	(457)	(4,482)

NET CHANGE IN CASH AND CASH EQUIVALENTS	117	2,950
CASH AND CASH EQUIVALENTS, beginning of period	22,702	19,157
CASH AND CASH EQUIVALENTS, end of period	$22,819	$22,107

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Net Income (Loss) and Diluted Earnings (Loss) Per Share Attributable to Core Laboratories Inc.

(In thousands, except per share data)

(Unaudited)

	Operating Income
	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
GAAP reported	$1,887	$15,832	$4,417
Stock compensation (1)	3,687	—	3,505
Inventory and asset write-downs, lease termination, other exit costs and severance (2)	650	—	3,416
Foreign exchange losses (gains)	379	(95)	480
Excluding specific items	$6,603	$15,737	$11,818

	Net Income (Loss) Attributable to Core Laboratories Inc.
	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
GAAP reported	$(789)	$4,948	$(154)
Stock compensation (1)	2,765	—	2,629
Inventory and asset write-downs, lease termination, other exit costs and severance (2)	487	—	2,562
Foreign exchange losses (gains)	285	(72)	360
Effect of higher (lower) tax rate (3)	—	4,788	1,292
Excluding specific items	$2,748	$9,664	$6,689

	Diluted Earnings (Loss) Per Share Attributable to Core Laboratories Inc.
	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
GAAP reported	$(0.02)	$0.11	$—
Stock compensation (1)	0.06	—	0.05
Inventory and asset write-downs, lease termination, other exit costs and severance (2)	0.01	—	0.05
Foreign exchange losses (gains)	0.01	—	0.01
Effect of higher (lower) tax rate (3)	—	0.10	0.03
Excluding specific items	$0.06	$0.21	$0.14

(1) The three months ended March 31, 2025 and 2026 includes the acceleration of stock compensation expense associated with employees reaching eligible retirement age.

(2) The three months ended March 31, 2025 includes severance costs, the write-down of inventory, right of use assets and leasehold improvements, and other exit costs associated with consolidation of certain facilities. The three months ended March 31, 2026 includes the write-down of leasehold improvements and lease exit costs.

(3) The three months ended March 31, 2025 and December 31, 2025 reflects tax expense at a normalized rate of 25%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income
	Three Months Ended March 31, 2026
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$1,146	$804	$(63)
Stock compensation	2,531	1,156	—
Inventory and asset write-downs, lease termination, other exit costs and severance (2)	650	—	—
Foreign exchange losses (gains)	478	(140)	41
Excluding specific items	$4,805	$1,820	$(22)

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 9.1% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $35.7 million divided by Average Total Invested Capital ("Average TIC") of $394.0 million, where NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense, less pension service cost and tax effect on income before interest and tax expense for the last four quarters. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity, plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes and income taxes payable.

Free Cash Flow

Core uses the non-GAAP financial measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is defined as net cash provided by operating activities (which is the most directly comparable GAAP measure) less cash paid for capital expenditures - operations. Management believes that free cash flow provides useful information to investors regarding the cash available in the period in excess of Core’s needs to fund its capital expenditures and operating activities. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative to operating income, net income, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash does not represent residual cash available for distribution because Core may have other non-discretionary expenditures that are not deducted from the measure. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

Three Months Ended
March 31, 2026
Net cash provided by operating activities	$3,965
Capital expenditures - operations	(3,448)
Free cash flow	$517

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